UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Consent Revocation Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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TESSCO Technologies Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tessco Mails Definitive Consent Revocation Statement and Sends Letter to Shareholders

Urges Shareholders to Reject Mr. Barnhill’s Self-Serving Attempt to Seize Control of the Company Without Paying A Premium to Shareholders

Continues to Prioritize the Execution of Its Strategy to Deliver Long-term Value for All Shareholders

Reiterates Commitment to a Proactive and Substantial Board Refreshment Process

Urges Shareholders to Sign and Return Tessco’s GREEN Consent Revocation Card

HUNT VALLEY, Md. — October 19, 2020 – TESSCO Technologies Incorporated (NASDAQ: TESS), a leading value-added distributor and solutions provider for the wireless industry, today announced that it filed a definitive consent revocation statement with the U.S. Securities and Exchange Commission on October 15, 2020, and has sent a letter to Tessco shareholders. The letter contains Tessco’s response to the consent solicitation initiated by Robert B. Barnhill, Jr., and to his unusual and self-serving campaign to remove five members of Tessco’s Board of Directors and replace them with four director candidates handpicked by Mr. Barnhill.

The letter sent to shareholders highlights the following points:

●	Mr. Barnhill’s nominations are a self-serving attempt to seize control of the Company and its Board without paying a premium to shareholders;
●	Mr. Barnhill’s ideas for business improvement are nothing more than a repeat of what the Company is already doing; and
●	The Board is committed to refreshing itself with qualified directors who can continue to advance the business. This refreshment process is well underway – a fact of which Mr. Barnhill is well aware.

The Tessco Board has formed a Special Committee of all directors other than Mr. Barnhill (the “Special Committee”). The Special Committee strongly urges shareholders to sign and return Tessco’s GREEN Consent Revocation Card and disregard any White Consent Cards received from Robert B. Barnhill, Jr.

The full text of the letter sent to shareholders is as follows:

October 19, 2020

Dear Tessco Shareholder,

We are writing on behalf of the Special Committee of the Board of Directors of Tessco Technologies Incorporated. We believe the Company is executing well on its strategy to deliver exceptional performance and shareholder returns in the coming months and years. As such, we urge you to reject the attempt by Tessco’s founder to reclaim control of the Company through an unusual and self-serving corporate governance maneuver.

As you may be aware, Robert B. Barnhill, Jr., age 76, the founder and immediate-past Chairman of the Company, is trying to obtain control of Tessco’s Board of Directors through a costly and distracting consent solicitation scheme. Mr. Barnhill began this process after he failed to buy the Company when the Board insisted on a fair sale process that would maximize value for all our shareholders.

Mr. Barnhill is now seeking to regain his position atop Tessco by attempting to remove the majority of the shareholder-elected Board and replace your current elected board members with candidates recruited by Mr. Barnhill. All current board members were elected at the Company’s recent Annual Meeting of Shareholders on July 24. It is extremely unusual to remove board members so soon after being elected directly by shareholders. Mr. Barnhill’s only stated rationale for suggesting you take this radical step is that he believes he has a better business plan for the Company. However, in reality, his purported plan is nothing more than a confluence of ideas, which appear to have been gleaned from the detailed and cohesive strategic plan that the Company has already developed—and is now executing. Moreover, at the 2020 Annual Meeting, he voted “for” one of the five directors who now, only weeks later, he seeks to remove. This is presumably because that director had since joined all of the other independent directors in removing Mr. Barnhill from his position as Chairman of the Board. We believe Mr. Barnhill’s true motivation is a self-serving desire to seize control of the Company.

We urge you to reject Mr. Barnhill’s unusual and self-serving efforts and insist that he pay a reasonable premium to shareholders if he wishes to gain control of the Board.

Accordingly, Tessco’s Special Committee strongly urges you to reject Mr. Barnhill’s proposals by signing and returning Tessco’s GREEN Consent Revocation Card and to disregard any White Consent Cards you receive from Mr. Barnhill.

BARNHILL’S ACTIONS DEMONSTRATE A SELF-SERVING ATTEMPT TO SEIZE CONTROL OF YOUR COMPANY AND ITS BOARD WITHOUT PAYING A PREMIUM

In March, Mr. Barnhill disclosed his desire to acquire the Company. The Board took Mr. Barnhill’s approach seriously and set up a Special Committee to review Mr. Barnhill’s interest in acquiring the Company and any acquisition proposal he or others intended to put forth.

The Special Committee was abundantly clear with Mr. Barnhill that, despite his significant ownership, any acquisition of Tessco would require an open and fair bidding process to ensure that other shareholders would receive full value for their shares. Rather than comply with those procedures, Mr. Barnhill engaged in concerning and aggressive behavior in furtherance of his own personal goals. He refused to sign a reasonable non-disclosure agreement to prevent his misuse of confidential information. He also sought proprietary business information directly from employees of the Company. When, in light of his clear conflict of interest, the Special Committee insisted that Mr. Barnhill direct all future requests for business information to the CEO, Mr. Barnhill did not comply. Now, he seeks to remove all of the independent members of the Board who—in order to protect the interests of ALL shareholders—had demanded a fair acquisition process.

If Mr. Barnhill wants to control your Company, he should acquire Tessco from the shareholders for a fair price. However, instead of buying control of your Company, Mr. Barnhill seems intent on trying to convince you to hand it over for nothing in return.

Mr. Barnhill’s attempt to remove five members of Tessco’s Board and replace them with four of his own nominees is clearly an underhanded ploy to gain control of your Board and your Company -- without paying shareholders. We urge you to reject this backdoor effort by Mr. Barnhill.

BARNHILL HAS NOT PUT FORTH A PLAN FOR IMPROVEMENT AND HIS IDEAS ARE LARGELY GLEANED FROM THE STRATEGIC PLAN THE COMPANY IS ALREADY EXECUTING

It is ironic that Mr. Barnhill publicly laments the performance of Tessco over the past five years. During that entire period, Mr. Barnhill held the highest leadership positions in the Company—as Chief Executive Officer, Executive Chairman and non-executive Chairman of the Board—and played an active role in managing and overseeing the business.

Mr. Barnhill also played a significant role (and concurred with the full Board’s decision) in hiring Tessco’s current CEO, Sandip Mukerjee. Mr. Barnhill believed then that Mr. Mukerjee was the best leader for Tessco, and we agree.

Under Mr. Mukerjee’s leadership, the Company has been focused on returning to profitable growth and is dedicated to pursuing aggressive profit improvement actions, especially as 5G networks are launched. And Mr. Barnhill has been fully supportive of Mr. Mukerjee’s strategy and direction: Any suggestions Mr. Barnhill has put forward regarding the Company’s business are lifted entirely from the comprehensive strategic plan Mr. Mukerjee and the Board are currently executing.

In April 2020, the Board granted Mr. Barnhill’s request to present his purported plan for improvement of the Company’s financial performance. Unfortunately, Mr. Barnhill cancelled the meeting and, despite being given ample opportunity, has never provided any specific plan to the Board. In his latest public filings, Mr. Barnhill fails to offer any new or concrete suggestions for performance improvement. In fact, what Mr. Barnhill proposes is nothing more than a “do-over” of work already completed, and nothing more than a confluence of ideas which appear to have been gleaned from the detailed and cohesive strategic plan Mr. Mukerjee and the Board have already developed and are already executing.

THE COMPANY’S PREVIOUSLY ANNOUNCED BOARD REFRESHMENT PROCESS IS WELL UNDERWAY

The Company is already in the midst of an active and substantial Board refreshment process to identify individuals with the right skills and experience necessary to build lasting value, as well as to increase diversity amongst its members. As an example of its refreshment plan in action, the Board nominated and shareholders elected Stephanie Dismore, an IT industry leader, to replace a long-tenured Board member at the 2020 Annual Meeting of Shareholders. The Company has also announced that Dennis Shaughnessy will not be standing for reelection at the Company’s next Annual Meeting in 2021.

As a next step in the Board’s evolution and careful refreshment process, the Board is actively pursuing three new directors to replace three existing directors over the next 18 months; including two by the 2021 Annual Meeting. As part of its ongoing effort to increase diversity, the Board has committed to having at least one of the two new directors be female. The Board has retained Spencer Stuart, a leading executive search firm, to assist with this search process to find the very best independent nominees to augment the strategic direction of the Company. Mr. Barnhill has been fully aware of this ongoing refreshment. However, rather than support these positive and proactive actions, or provide constructive input into the process, or even propose his now suggested replacements for consideration by the Board in the normal course and in furtherance of his duties as a director, Mr. Barnhill instead now seeks to replace the majority of the Board with his handpicked directors through this highly unusual, costly, distracting and transparently self-serving consent solicitation scheme.

Mr. Barnhill claims that the current Board is entrenched, yet the current Board has been conducting an extensive self-refreshment process. At the same time he makes these claims, Mr. Barnhill refuses to let go of his own Board seat. When the Board, unanimously and including Mr. Barnhill, adopted the guideline whereby it would not re-nominate directors over the age of 76, Mr. Barnhill (who would be impacted by the policy in 2021) has now responded by demanding the Board institute a plan that would result in him gaining control of the Board. When Mr. Barnhill’s continued actions in his own self-interest necessitated his later removal as Chairman of the Board, Mr. Barnhill retributed with this costly, distracting and transparently self-serving consent solicitation scheme to remove the majority of your shareholder-elected Board.

As always, your Board is open to considering shareholder suggestions regarding director candidates that could be additive to the Board, including Mr. Barnhill’s nominees.

NOW IS THE TIME TO EXECUTE

Tessco’s strategy, as crafted by management under the oversight of the Board that Mr. Barnhill now largely seeks to replace, is the result of a thorough analysis of Tessco’s business, our competitive positioning in the marketplace and the optimal utilization of the Company’s assets. The result has been a reallocation of critical resources with a renewed focus on the value added resellers and carrier businesses. Tessco is now poised to take advantage of a once-in-a-generation opportunity amid the unprecedented rollout of new technologies like 5G. These new technologies and solutions are projected to drive significant growth over the coming years. As a result of investments and initiatives already underway at Tessco, the Company is well positioned to capitalize on these and future opportunities in the market. This is the time to permit our management team to stay focused on the business and execute on the current strategy.

In that vein, the Special Committee recently reached out to Mr. Barnhill in an attempt to explore alternative paths to avoid a costly and disruptive consent solicitation contest at a time when the Company needs to be focused on the execution of its strategy and preserving its resources. Rather than engaging in a constructive dialogue, however, Mr. Barnhill responded by selectively disclosing quotes from the Special Committee’s settlement offer and, once again, demanding that the Special Committee hand him control of the Board. Despite this apparent intent on taking control, the Nominating and Governance Committee has invited Mr. Barnhill’s nominees to interview and has indicated its desire to conduct these interviews expeditiously. Mr. Barnhill has refused to permit his nominees to be interviewed other than as part of an agreement where he is delivered control of the Company.

Given the current circumstances, the Board has no choice but to take the necessary actions to protect the value of your investment by preventing Mr. Barnhill from seizing control of your Company without paying a premium to shareholders. Tessco’s Board of Directors, excluding Mr. Barnhill, are committed to acting in the best interests of Tessco and all its shareholders.  As we move forward, we will continue to refine and enhance the Company’s current strategic plan to ensure that we are pursuing the right course of action for all stakeholders.

PROTECT THE FUTURE OF YOUR INVESTMENT – SIGN AND RETURN THE GREEN CONSENT REVOCATION CARD

We urge you to support your Company’s Board by signing, dating and returning the enclosed GREEN Consent Revocation Card TODAY. If you receive a White Consent Card from Robert B. Barnhill, Jr., please disregard it.

If you have any questions or need assistance executing your revocation,

please contact Tessco’s proxy solicitor,

Innisfree M&A Incorporated

Shareholders may call toll-free: (877) 800-5195

Banks and Brokers may call collect: (212) 750-5833

Sincerely,

The Special Committee of the Tessco Board of Directors

Sidley Austin LLP and Ballard Spahr LLP are serving as legal counsel to the Special Committee of Tessco’s Board of Directors.

About TESSCO Technologies Incorporated (NASDAQ: TESS)

TESSCO Technologies, Inc. (NASDAQ: TESS) is a value-added technology distributor, manufacturer, and solutions provider serving commercial and retail customers in the wireless infrastructure and mobile device accessories markets. The company was founded more than 30 years ago with a commitment to deliver industry-leading products, knowledge, solutions, and customer service. Tessco supplies more than 46,000 products from 350 of the industry’s top manufacturers in mobile communications, Wi-Fi, Internet of Things (“IoT”), wireless backhaul, and more. Tessco is a single source for outstanding customer experience, expert knowledge, and complete end-to-end solutions for the wireless industry. For more information, visit www.tessco.com.

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained herein, including statements regarding our future results of operations and financial position, strategy and plans and future prospects, and our expectations for future operations, are forward-looking statements. These forward-looking statements are based on current expectations and analysis, and actual results may differ materially from those projected. These forward-looking statements may generally be identified by the use of the words “may,” “will,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “believes,” “estimates,” and similar expressions, but the absence of these words or phrases does not necessarily mean that a statement is not forward-looking. These forward-looking statements are only predictions and involve a number of risks, uncertainties and assumptions, many of which are outside of our control. Our actual results may differ materially and adversely from those described in or contemplated by any such forward-looking statement for a variety of reasons, including those risks identified in our most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission (the “SEC”), under the heading “Risk Factors” and otherwise. Consequently, the reader is cautioned to consider all forward-looking statements in light of the risks to which they are subject. For additional information with respect to risks and other factors which could occur, see Tessco’s Annual Report on Form 10-K for the year ended March 29, 2020, including Part I, Item 1A, “Risk Factors” therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the SEC that are available at the SEC’s website at www.sec.gov and other securities regulators.

We are not able to identify or control all circumstances that could occur in the future that may materially and adversely affect our business and operating results. Without limiting the risks that we describe in our periodic reports and elsewhere, among the risks that could lead to a materially adverse impact on our business or operating results are the following: the impact and results of the consent solicitation and other activism activities by Robert B. Barnhill, Jr. and certain other participants in his consent solicitation and/or other activist investors, termination or non-renewal of limited duration agreements or arrangements with our vendors and affinity partners that are typically terminable by either party upon several months or otherwise relatively short notice; loss of significant customers or relationships, including affinity relationships; loss of customers either directly or indirectly as a result of consolidation among large wireless services carriers and others within the wireless communications industry; the strength of our customers’, vendors’ and affinity partners’ business; negative or adverse economic conditions, including those adversely affecting consumer confidence or consumer or business spending or otherwise adversely impacting our vendors or customers, including their access to capital or liquidity, or our customers’ demand for, or ability to fund or pay for, the purchase of our products and services; our dependence on a relatively small number of suppliers and vendors, which could hamper our ability to maintain appropriate inventory levels and meet customer demand; changes in customer and product mix that affect gross margin; effect of “conflict minerals” regulations on the supply and cost of certain of our products; failure of our information technology system or distribution system; system security or data protection breaches; technology changes in the wireless communications industry or technological failures, which could lead to significant inventory obsolescence and/or our inability to offer key products that our customers demand; third-party freight carrier interruption; increased competition from competitors, including manufacturers or national and regional distributors of the products we sell and the absence of significant barriers to entry which could result in pricing and other pressures on profitability and market share; our relative bargaining power and inability to negotiate favorable terms with our vendors and customers; our inability to access capital and obtain financing as and when needed; transitional and other risks associated with acquisitions of companies that we may undertake in an effort to expand our business; claims against us for breach of the intellectual property rights of third parties; product liability claims; our inability to protect certain intellectual property, including systems and technologies on which we rely; our inability to hire or retain for any reason our key professionals, management and staff; health epidemics or pandemics or other outbreaks or events, or national or world events or disasters beyond our control; and the possibility that, for unforeseen or other reasons, we may be delayed in entering into or performing, or may fail to enter into or perform, anticipated contracts or may otherwise be delayed in realizing or fail to realize anticipated revenues or anticipated savings.

The above list should not be construed as exhaustive and should be read in conjunction with our other disclosures, including but not limited to the risk factors described in our most recent Annual Report on Form 10-K and other periodic reports filed with the SEC, under the heading “Risk Factors” and otherwise. Other risks may be described from time to time in our filings made under the securities laws. New risks emerge from time to time. It is not possible for our management to predict all risks.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Any forward-looking statement made by us in this press release speaks only as of the date on which it is made. We disclaim any duty to update any of these forward-looking statements after the date of this press release to confirm these statements to actual results or revised expectations.

Important Additional Information and Where to Find It

In connection with the consent solicitation initiated by Robert B. Barnhill, Jr. and certain other participants, TESSCO Technologies Incorporated (the “Company”) has filed a consent revocation statement and accompanying GREEN consent revocation card and other relevant documents with the Securities and Exchange Commission (the “SEC”). SHAREHOLDERS ARE STRONGLY ENCOURAGED TO CAREFULLY READ THE COMPANY’S CONSENT REVOCATION STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), ACCOMPANYING GREEN CONSENT REVOCATION CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the consent revocation statement, any amendments or supplements to the consent revocation statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov or the Company’s website at https://ir.tessco.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Certain Information Regarding Participants to the Solicitation

The Company, its directors and certain of its officers and employees will be deemed participants in the solicitation of consent revocations from the Company’s shareholders. Information regarding the direct and indirect interests, by security holdings or otherwise of the Company’s directors and executive officers is set forth in the Company’s definitive consent revocation statement filed with the SEC on October 15, 2020. To the extent that such participants’ holdings in the Company’s securities change after the filing of such consent revocation statement, such changes will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents can be found on the SEC’s website at www.sec.gov or the Company’s website at https://ir.tessco.com. Updated information regarding the identities of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s consent revocation statement in connection with the solicitation of consent revocations from the Company’s shareholders and other relevant documents to be filed with the SEC.

Cindy King, Tessco

+1 410 229 1161 or kingc@tessco.com

Media

Jeff Kauth / Aiden Woglom

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449

Investors

Larry Miller / Gabrielle Wolf

Innisfree M&A Incorporated

Phone: (212) 750-5833